Exhibit 3.1

BOFI HOLDING, INC.

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151(g) of

the General Corporation Law of the State of Delaware

6.0% SERIES B NON-CUMULATIVE PERPETUAL

CONVERTIBLE PREFERRED STOCK

(par value $0.01 per share)

The undersigned, Gregory Garrabrants, President and Chief Executive Officer of BofI Holding, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, in accordance with Sections 103, 141 and 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the “Board of Directors”) hereby makes this Certificate of Designations and hereby states and certifies that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions:

RESOLVED, that the issue of a series of preferred stock, par value $0.01 per share, of the Corporation is hereby authorized.

RESOLVED, that the designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, in addition to those set forth in the Certificate of Incorporation, are hereby fixed as follows:

6.0% SERIES B NON-CUMULATIVE PERPETUAL

CONVERTIBLE PREFERRED STOCK

Section 1. Designation of Series B and Number of Shares. The shares of such series of Preferred Stock shall be designated “6.0% Series B Non-Cumulative Perpetual Convertible Preferred Stock” (the “Series B Preferred Stock”), and the authorized number of shares that shall constitute such series shall be 10,000 shares, which may be decreased (but not below the number of shares of Series B Preferred Stock then issued and outstanding) from time to time by the Board of Directors. Shares of outstanding Series B Preferred Stock that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock of the Corporation undesignated as to series.

Section 2. Ranking. The Series B Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with the Corporation’s authorized shares of Series A 6% Cumulative Nonparticipating Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”), (2) on a parity with each class or series of capital stock which the Corporation may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding up or dissolution of the Corporation (together with the Series A Preferred Stock, the “Parity Securities”), and (3) senior to Common Stock and each other class or series of capital stock the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up or dissolution of the Corporation (the “Junior Securities”).

Section 3. Definitions. As used herein with respect to the Series B Preferred Stock:

(a) “Applicable Conversion Price” at any given time means the price equal to $1,000 divided by the Applicable Conversion Rate in effect at such time.

(b) “Applicable Conversion Rate” means the Conversion Rate in effect at any given time.

(c) “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

(d) “Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(e) “Bylaws” means the Amended and Restated Bylaws of the Corporation, as may be amended from time to time.

(f) “Certificate of Designations” means this Certificate of Designations relating to the Series B Preferred Stock, as it may be amended from time to time.

(g) “Certification of Incorporation” shall mean the certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

(h) “Closing Price” of the Common Stock on any determination date means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ Global Select Market on such date. If the Common Stock is not traded on the NASDAQ Global Select Market on any determination date, the Closing Price of the Common Stock on such determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NASDAQ Global Select Market shall be such closing sale price and last reported sale price as reflected on the website of The Nasdaq Stock Market LLC (http://www.nasdaq.com) or any successor thereto and as reported by Bloomberg Professional Service or any successor thereto; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of The Nasdaq Stock Market LLC and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of The Nasdaq Stock Market LLC shall govern. If a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common stock, the “Closing Price” shall be based on the closing price per share of such common stock; (2) the Exchange Property consists only of cash, the “Closing Price” shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the “Closing Price” shall be based on the sum, as applicable, of (x) the closing price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors from time-to-time) of any other securities or property paid to the holders of the Common Stock connection with the Reorganization Event.

(i) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(j) “Corporation” means BofI Holding, Inc., a Delaware corporation.

(k) “Conversion Agent” shall mean the Transfer Agent acting in its capacity as conversion agent for the Series B Preferred Stock, and its successors and assigns.

(l) “Conversion Date” has the meaning set forth in Section 9(e)(ii).

(m) “Conversion Price” at any time means, for each share of Series B Preferred Stock, a dollar amount equal to $1,000 divided by the Conversion Rate (initially approximately $16.15).

(n) “Conversion Rate” means for each share of Series B Preferred Stock, 61.92 shares of Common Stock, subject to adjustment as set forth herein.

(o) “Current Market Price” means, on any date, the average of the daily Closing Prices per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution requiring such computation.

(p) “Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

(q) “Distributed Property” has the meaning set forth in Section 11(a)(iv).

(r) “Dividend Payment Date” has the meaning set forth in Section 4(b).

(s) “Dividend Period” has the meaning set forth in Section 4(b).

(t) “Dividend Threshold Amount” has the meaning set forth in Section 11(a)(v).

(u) “DTC” means The Depository Trust Company and its successors or assigns.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w) “Exchange Property” has the meaning set forth in Section 12(a).

(x) “Ex-Date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution.

(y) “Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(z) “Issue Date” means the date on which shares of the Series B Preferred Stock are first issued.

(aa) “Junior Securities” has the meaning set forth in Section 2.

(bb) “Liquidation Preference” means, as to the Series B Preferred Stock, $1,000 per share.

(cc) “Mandatory Conversion Date” has the meaning set forth in Section 10(c).

(dd) “Nonpayment Event” has the meaning set forth in Section 11(a)(viii).

(ee) “Notice of Mandatory Conversion” has the meaning set forth in Section 10(c).

(ff) “Officer” means the President, the Chief Executive Officer, the Chief Operating Officer, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Corporation.

(gg) “Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

(hh) “Parity Securities” has the meaning set forth in Section 2.

(ii) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(jj) “Record Date” has the meaning set forth in Section 4(b).

(kk) “Redemption Agent” has the meaning set forth in Section 7(b).

(ll) “Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series B Preferred Stock, and its successors and assigns or any other registrar duly appointed by the Corporation.

(mm) “Reorganization Event” has the meaning set forth in Section 12(a).

(nn) “Trading Day” means a day on which the shares of Common Stock:

(i)	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii)	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(oo) “Transfer Agent” means Computershare Trust Company, N.A. acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Series B Preferred Stock, and its successors and assigns, including any successor transfer agent appointed by the Corporation.

(pp) “Voting Preferred Stock” means any and all series of preferred stock of the Corporation that rank equally with Series B Preferred Stock either or both as to the payment of dividends and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable.

Section 4. Dividends.

(a) From and after the Issue Date, Holders shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of legally available funds, on a non-cumulative basis, cash dividends in the amount determined as set forth in Section 4(c), and no more.

(b) Subject to Section 4(a), dividends shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”) commencing on October 15, 2011. Each dividend will be payable to Holders of record as they appear in the stock register of the Corporation at the close of business on the first day of the month, whether or not a Business Day, in which the relevant Dividend Payment Date occurs (each, a “Record Date”). Each period from and including a Dividend Payment Date (or the date of the issuance of the Series B Preferred Stock) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(c) Dividends, if, when and as authorized and declared by the Board of Directors, will be payable for each outstanding share of Series B Preferred Stock at an annual rate of 6.0% on the $1,000 per share liquidation preference. Dividends payable for a Dividend Period will be computed on the basis of a 360-day year of twelve 30-day months, calculated on a pro rata basis for any partial year in which any share of Series B Preferred Stock is outstanding. If a scheduled Dividend Payment Date falls on a day that is not a Business Day, the dividend will be paid on the next Business Day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid. No interest or sum of money in lieu of interest will be paid on any dividend payment on shares of Series B Preferred Stock paid later than the scheduled Dividend Payment Date.

(d) Dividends on the Series B Preferred Stock are non-cumulative. If the Board of Directors does not authorize and declare a dividend on the Series B Preferred Stock or if the Board of Directors authorizes and declares less than a full dividend in respect of any Dividend Period, the Holders will have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and the Corporation will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are authorized, declared and paid for any future Dividend Period with respect to the Series B Preferred Stock or the Common Stock or any other class or series of the Corporation’s preferred stock.

(e) So long as any share of Series B Preferred Stock remains outstanding, (1) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) and (2) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (a) as a result of a reclassification of Junior Securities for or into other Junior Securities or the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (b) repurchases in support of the Corporation’s employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities), unless, in each case, the full dividends for the most recent Dividend Payment Date on all outstanding shares of Series B Preferred Stock and Parity Securities have been paid or declared and a sum sufficient for the payment thereof has been set aside.

Subject to the succeeding sentence, for so long as any shares of Series B Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period unless full dividends on all outstanding shares of Series B Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding shares of Series B Preferred Stock. To the extent the Corporation declares dividends on the Series B Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series B Preferred Stock and the holders of any Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series B Preferred Stock and all Parity Securities bear to each other.

The Corporation is not obligated to pay Holders of the Series B Preferred Stock any dividend in excess of the dividends on the Series B Preferred Stock that are payable as described herein. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Securities from time to time out of any assets legally available therefor, and the shares of Series B Preferred Stock shall not be entitled to participate in any such dividend.

(f) Payments of cash for dividends will be delivered to the Holder or, in the case of global certificates, through a book-entry transfer through DTC or any successor Depositary.

(g) If a Conversion Date on which a Holder elects to convert Series B Preferred Stock or the Mandatory Conversion Date is on or prior to the Record Date for any declared dividend for the Dividend Period, such Holder will not have the right to receive any declared dividends for that Dividend Period. If a Conversion Date on which a Holder elects to convert Series B Preferred Stock or the Mandatory Conversion Date is after the Record Date for any declared dividend and prior to the Dividend Payment Date, such Holder shall receive that dividend on the relevant Dividend Payment Date if such Holder was the Holder of record on the Record Date for that dividend. Notwithstanding the preceding sentence, whether or not such Holder was the Holder of record on the Record Date, the Holder must pay to the Conversion Agent upon conversion of the shares of Series B Preferred Stock an amount in cash equal to the full dividend actually paid on such Dividend Payment Date on the shares being converted, unless the shares of Series B Preferred Stock are converted pursuant to Section 10.

Section 5. Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of $1,000 per share of Series B Preferred Stock, plus an amount equal to any authorized and declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(b) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6. Maturity. The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7. Mandatory Redemption at the Corporation’s Option.

(a) On or after September 7, 2014, the Corporation shall have the right, at its option, at any time or from time to time to redeem some or all of the Series B Preferred Stock at the then Applicable Redemption Price. As used herein, the term “Redeemed Shares” refers to the shares of Series B Preferred Stock that have been called for redemption by the Corporation. If only a portion of the Series B Preferred Stock is to be redeemed, the shares of the Series B Preferred Stock to be redeemed shall be selected pro rata. When redeeming shares of Series B Preferred Stock, the Corporation shall also pay to the holder of such Redeemed Shares cumulative dividends, accrued and unpaid to the date fixed for redemption (the “Redemption Date”), as specified in the Notice of Redemption (as defined below). The price per share at which Series B Preferred Stock shall be redeemed by the Corporation (the “Applicable Redemption Price”) shall be determined as follows:

Redemption Date	Price Per Share
From September 7, 2014 through September 6, 2015	$1,080/share
From September 7, 2015 through September 6, 2016	$1,050/share
Any time on or after September 7, 2016	$1,030/share

(b) If, on or prior to any Redemption Date, the Corporation deposits with the Transfer Agent or with any bank or trust company (while acting in such capacity, the “Redemption Agent”) funds sufficient to redeem the Redeemed Shares on the Redemption Date, with irrevocable instructions and authorization to give the Notice of Redemption and to pay on and after the Redemption Date or prior thereto, the Redemption Price of the Redeemed Shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit by the Corporation with the Redemption Agent (although prior to the Redemption Date) the Redeemed Shares shall be considered “redeemed” and dividends on those Redeemed Shares shall cease to accrue after the Redemption Date. The deposit shall constitute full payment of the Redemption Price and accrued dividends to the holders of such Redeemed Shares, and from and after the date of the deposit such Redeemed Shares shall no longer be outstanding and the holders of such shares shall cease to be shareholders with respect to such Redeemed Shares and shall have no rights with respect thereto, except (i) the right to receive from the Redemption Agent payment of the Redemption Price and accrued dividends, without interest, upon surrender of their certificates for and (ii) the right to convert all or a portion of the Redeemed Shares prior to the Redemption Date, subject to the terms of Section 8 and Section 9. After three months from the from Redemption Date, or sooner upon written request of the Corporation, the Redemption Agent shall return to the Corporation funds deposited and not claimed prior thereto and thereafter the holder of a share certificate for Redeemed Shares shall solely look to the Corporation for payment of the Redemption Price and accrued dividends.

(c) In the event the Corporation sets a Redemption Date, it shall mail a notice of redemption (a “Notice of Redemption”) to each holder of record of Redeemed Shares addressed to the holder at the address of such holder appearing on the books of the Corporation or given by the holder to the Corporation for the purpose of notice, or if no such address appears or is given at the place where the principal executive office of the Corporation is located, not less than 30 days and not more than 60 days before the Redemption Date. The Notice of Redemption shall include (i) identification of the class of shares or the part of the class of shares to be redeemed, (ii) the Redemption Date, (iii) the Redemption Price, (iv) the amount of cumulative dividends that will be paid through the Redemption Date, (v) the place at which the shareholders may obtain payment of the Redemption Price upon surrender of share certificates representing Redeemed Shares, and (vi) the last date prior to the Redemption Date that any right of conversion that a holder may still have may be exercised pursuant to Section 8 and Section 9.

(d) If less than all the shares represented by one share certificate are to be redeemed, the Corporation shall issue a new share certificate for the shares not redeemed. If the Corporation elects to cause less than all of the outstanding shares of Series B Preferred Stock to be redeemed, the Redemption Agent shall select the Series B Preferred Stock to be redeemed by lot, on a pro rata basis or by another method the Redemption Agent considers fair and appropriate, including any method required by DTC or any successor Depositary. If the Redemption Agent selects a portion of a Holder’s Series B Preferred Stock for partial mandatory redemption and such Holder converts a portion of its shares of Series B Preferred Stock, the converted portion will be deemed to be from the portion selected for mandatory redemption under this Section 7.

Section 8. Right to Convert. Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Series B Preferred Stock into shares of Common Stock at the Applicable Conversion Rate per share of Series B Preferred Stock (subject to the conversion procedures of Section 9) plus cash in lieu of fractional shares, subject to the provisions set forth in Section 18.

Section 9. Conversion Procedures.

(a) Effective immediately prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, dividends shall no longer be authorized and declared on any converted shares of Series B Preferred Stock and such shares of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any authorized, declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section 8, Section 10, Section 12 or Section 14, as applicable.

(b) No allowance or adjustment, except pursuant to Section 11, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date. Prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series B Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series B Preferred Stock.

(c) Shares of Series B Preferred Stock duly converted in accordance with this Certificate of Designations will resume the status of authorized and unissued serial preferred stock, undesignated as to Series B and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock, but not below the number of shares of Series B Preferred Stock then outstanding.

(d) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date or any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or, in the case of global certificates or uncertificated shares, through book-entry transfer through the Depositary.

(e) Conversion into shares of Common Stock will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:

(i) On the Mandatory Conversion Date, shares of Common Stock shall be issued to Holders or their designee upon presentation and surrender of the certificate evidencing the Series B Preferred Stock to the Conversion Agent, if shares of the Series B Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. If a Holder’s interest is a beneficial interest in a global certificate representing Series B Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.

(ii) On the date of any conversion at the option of a Holder pursuant to Section 8, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:

(A)	complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;

(B)	surrender the shares of Series B Preferred Stock to the Conversion Agent;

(C)	if required, furnish appropriate endorsements and transfer documents;

(D)	if required, pay all transfer or similar taxes; and

(E)	if required, pay funds equal to any authorized, declared and unpaid dividend payable on the next Dividend Payment Date to which such Holder is entitled.

If a Holder’s interest is a beneficial interest in a global certificate representing Series B Preferred Stock, in order to convert, such Holder must comply with paragraphs (C) through (E) of this clause (ii) and comply with the Depositary’s procedures for converting a beneficial interest in a global security. The date on which a Holder complies with the procedures in this clause (ii) is the “Conversion Date.”

(iii) The Conversion Agent shall, on a Holder’s behalf, convert the Series B Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in Section 9(e)(ii).

Section 10. Mandatory Conversion at the Corporation’s Option.

(a) If the Closing Price of the Corporation’s Common Stock exceeds $20.50 for 20 Trading Days (whether or not consecutive) during any period of 30 consecutive Trading Days, including the last Trading Day of such period, the Corporation shall have the right at its option at any time or from time to time to cause some or all of the Series B Preferred Stock to be converted into shares of Common Stock at the then Applicable Conversion Rate.

(b) If the Corporation elects to cause less than all of the shares of Series B Preferred Stock to be converted under Section 10(a), the Conversion Agent shall select the Series B Preferred Stock to be converted by lot, on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by DTC or any successor Depositary. If the Conversion Agent selects a portion of a Holder’s Series B Preferred Stock for partial mandatory conversion and such Holder converts a portion of its shares of Series B Preferred Stock, the converted portion will be deemed to be from the portion selected for mandatory conversion under this Section 10.

(c) In order to exercise the mandatory conversion right described in this Section 10, the Corporation shall provide notice of such conversion to each Holder (such notice, a “Notice of Mandatory Conversion”) or issue a press release for publication and make this information available on its website, if any. The Conversion Date shall be a date selected by the Corporation (the “Mandatory Conversion Date”) and shall be no more than 20 and not less than 10 days after the date on which the Corporation provides such Notice of Mandatory Conversion or issues such press release. In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion and press release shall state, as appropriate:

(i) the Mandatory Conversion Date;

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock; and

(iii) the number of shares of Series B Preferred Stock to be converted.

Section 11. Anti-Dilution and Other Adjustments.

(a) The Conversion Rate shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Rate in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS1 / OS0

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 =	the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

If any dividend or distribution described in this clause (i) is authorized and declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Rate that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Rate in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS1 / OS0

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Rate that would be in effect if such subdivision, split or combination had not been announced.

(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

(OS0 + X) / (OS0 + Y)

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.

In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors). If an adjustment to the Conversion Rate is required under this clause (iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this clause (iii) shall be delayed to the extent necessary in order to complete the calculations provided in this clause (iii).

(iv) Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) of this Section 11(a), any rights or warrants referred to in clause (iii) of this Section 11(a), any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below) (such evidences of indebtedness, shares of capital stock, securities, cash or other assets, the “Distributed Property”), then the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 / (SP0 – FMV)

Where,

SP0 =	the Current Market Price per share of Common Stock on such date.

FMV =	the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors;

provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which the Distributed Property is distributed to holders of Common Stock, for each share of Preferred Stock, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Date for such distribution.

In a “spin-off,” where the Corporation makes a distribution to all or substantially all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Rate will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Rate in effect immediately prior to such 15th Trading Day by the following fraction:

(MP0 + MPS ) / MP0

Where,

MP0 =	the average of the Closing Prices of the Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPS =	the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If an adjustment to the Conversion Rate is required under this clause (iv), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this clause (iv) shall be delayed to the extent necessary in order to complete the calculations provided for in this clause (iv).

(v) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all or substantially all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of the Common Stock does not exceed $0.30 in any fiscal quarter (the “Dividend Threshold Amount”), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) of this Section 11(a), (c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 / (SP0 – DIV)

Where,

SP0 =	the Closing Price per share of Common Stock on the Ex-Date.

DIV =	the amount per share of Common Stock of the dividend or distribution, as determined pursuant to the following paragraph.

If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the Dividend Threshold Amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution. The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted; provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Conversion Rate pursuant to this clause (v). In the event that any distribution described in this clause (v) is not so made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Rate which would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Preferred Stock, the amount of cash such holder would have received had such holder owned a number of shares equal to the Conversion Rate on the Ex-Date for such distribution.

(vi) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Rate in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

(AC + (SP0 × OS1)) / (OS0 × SP0 )

Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 =	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 =	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (vi) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this clause (vi). If an adjustment to the Conversion Rate is required under this clause (vi), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this clause (vi) shall be delayed to the extent necessary in order to complete the calculations provided for in this clause (vi).

(vii) Rights Plans. To the extent that the Corporation has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series B Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iv) of this Section 11(a), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(viii) Nonpayment Event. In the event dividends on any shares of Series B Preferred Stock or any other series of Voting Preferred Stock shall not have been declared and paid for the equivalent of six or more Dividend Periods, whether or not consecutive (a “Nonpayment Event”), then in each event, the Conversion Rate in effect immediately prior to the Nonpayment Event will be divided by 0.9; provided, that no adjustment shall be made under this clause (viii) more than twice, and provided further that the Company may not increase the Conversion Rate under this clause (viii) if doing so would require approval of the Company’s stockholders under Rule 5635(b) or (d) of the Listing Rules of The Nasdaq Stock Market LLC, unless the Company has first obtained approval of its stockholders in accordance with such Rules. If a first Nonpayment Event occurs, a second Nonpayment Event may occur but only with respect to six new Dividend Period equivalents, none of which were counted for purposes of determining the first Nonpayment Event.

(b) The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 11, if the Board of Directors deems it to be in the best interests of the Company or otherwise advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason; provided that the Company may not increase the Conversion Rate if doing so would require approval of the Company’s stockholders under Rule 5635(b) or (d) of the Listing Rules of The Nasdaq Stock Market LLC, unless the Company has first obtained approval of its stockholders in accordance with such Rules.

(c) All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent thereof; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date or any Conversion Date relating to a conversion at the option of the Holder, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(d) No adjustment to the Conversion Rate shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series B Preferred Stock, without having to convert the Series B Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series B Preferred Stock may then be converted.

(e) The Applicable Conversion Rate shall not be adjusted:

(i) upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of the Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series B Preferred Stock were first issued;

(iv) for a change in the par value or no par value of the Common Stock; or

(v) for accrued and unpaid dividends on the Series B Preferred Stock.

(f) Whenever the Conversion Rate is to be adjusted in accordance with Section 11(a) or Section 11(b), the Corporation shall:

(i) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 11(a) or Section 11(b), taking into account the one percent threshold set forth in Section 11(c) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and

(ii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 11(a) or Section 11(b), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.

Section 12. Reorganization Events.

(a) In the event of:

(i) any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will receive a distribution of cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the Corporation’s securities with another Person (other than in connection with a merger or acquisition);

(each of the foregoing events, a “Reorganization Event”), each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of Holders, become convertible into the kind and amount of securities, cash, and other property or assets that a holder (that was not the counterparty to the Reorganization Event or an affiliate of such other party) of a number of shares of Common Stock equal to the Conversion Rate per share of Series B Preferred Stock prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such securities, cash, and other property or assets, the “Exchange Property”).

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Series B Preferred Stock in accordance with Section 8 or Section 10 shall be determined based upon the Conversion Rate in effect on such Conversion Date.

(c) The above provisions of this Section 12 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property or assets that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12.

Section 13. Voting Rights. The holders of Series B Preferred Stock shall not have any voting rights except as set forth in this Section 13 or as otherwise from time to time required by law.

(a) Limited Voting Rights. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock and any Voting Preferred Stock then outstanding (subject to the last paragraph of this Section 13(a)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation or this Certificate of Designations to authorize or create, or increase the authorized amount of, any shares of any specific class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Series B Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series B Preferred Stock, taken as a whole; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof of the District of Columbia and (y) such shares of Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series B Preferred Stock immediately prior to such consummation, taken as a whole;

provided that for all purposes of this Section 13(a), (1) any increase in the amount of the Corporation’s authorized but unissued shares of preferred stock, (2) any increase in the amount of the Corporation’s authorized or issued Series B Preferred Stock, and (3) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock of the Corporation ranking equally with or junior to the Series B Preferred Stock either or both with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series B Preferred Shares.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 13(a) would materially and adversely affect one or more but not all series of Voting Preferred Stock (including the Series B Preferred Stock for the purpose of this paragraph), then only the series of Voting Preferred Stock materially and adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

(b) Change for Clarification. Without the consent of the holders of the Series B Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, of the Series B Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series B Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be ambiguous, defective or inconsistent; or

(ii) to make any provision with respect to matters or questions relating to the Series B Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(c) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility, if any, on which the Series B Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series B Preferred Stock and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series B Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation preference amounts of the Series B Preferred Stock and such other Voting Preferred Stock voted or covered by the consent.

Section 14. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 10 or any conversion at the option of the Holder pursuant to Section 8, the Holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

(c) If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

Section 17. Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series B Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding at then Applicable Conversion Price. For purposes of this Section 17(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable.

Section 18. Limitations on Beneficial Ownership. Notwithstanding anything to the contrary contained herein, no holder of Series B Preferred Stock will be entitled to receive shares of Common Stock upon conversion pursuant to Section 8 or Section 10 to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock outstanding at such time. Any purported delivery of shares of Common Stock upon conversion of Series B Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time. If any delivery of shares of Common Stock owed to a holder upon conversion of Series B Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such shares as promptly as practicable after any such converting holder gives notice to the Corporation that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time. For the avoidance of doubt, these limitations on beneficial ownership shall not limit the number of shares of Series B Preferred Stock the Corporation may cause to be converted, or otherwise constrain in any way the Corporation’s ability to exercise its right to cause Series B Preferred Stock to be converted, pursuant to Section 10.

Section 19. Transfer Agent, Registrar, Redemption Agent and Conversion Agent. The duly appointed Transfer Agent, Registrar, Redemption Agent and Conversion Agent for the Series B Preferred Stock shall initially be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, remove or replace Computershare Trust Company, N.A. from one or more such positions; provided that the Corporation shall appoint a successor qualified entity who shall accept such appointment prior to the effectiveness of any such removal or replacement.

Section 20. Miscellaneous. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to the principal executive office of the Corporation or to the Transfer Agent at its principal office in the United States of America, or other agent of the Corporation designated as permitted by this Certificate of Designations, or (ii) if to any Holder or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series B Preferred Stock or the Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

[Signature Page Follows]

IN WITNESS WHEREOF, BOFI HOLDING, INC. has caused this certificate to be signed by Gregory Garrabrants, President and Chief Executive Officer, this 1st day of September, 2011.

BOFI HOLDING, INC.

By:	/s/ Gregory Garrabrants
Name:	Gregory Garrabrants
Title:	President and Chief Executive Officer